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                                                                    Exhibit 23.1


                         Independent Auditors' Consent



The Board of Directors

EFTC Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of EFTC Corporation (formerly Electronic Fab Technology Corporation) of our report dated January 20, 1997, except as to note 12, which is as of February 24, 1997, relating to the balance sheets of EFTC Corporation as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of EFTC Corporation.


KPMG Peat Marwick LLP
Denver, Colorado
August 18, 1997




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